EX 99.1

Banc of California Reports Second Quarter 2020 Financial Results

SANTA ANA, Calif., (July 23, 2020) — Banc of California, Inc. (NYSE: BANC) today reported net loss available to common stockholders for the second quarter of 2020 of $21.9 million, or diluted loss per common share of $0.44. Financial results for the second quarter of 2020 included a one-time pre-tax charge of $26.8 million related to the termination of the Company’s multi-year naming rights agreements, entered into in 2017 with the Los Angeles Football Club (“LAFC”). The buyout of the agreement and restructuring of the relationship will result in estimated pre-tax cost savings of approximately $89 million over the next 12.5 years, or approximately $7 million per year.
Highlights for the second quarter included:
•Noninterest-bearing deposit balances increased $135.4 million during the quarter and represented 23% of total deposits at June 30, 2020, up from 16% a year earlier
•Total checking balances increased $409.7 million during the quarter and represented 54% of total deposits at June 30, 2020, up from 40% a year earlier
•Net interest margin increased 12 basis points from the prior quarter to 3.09%
•Average cost of total deposits declined 40 basis points from the prior quarter to 0.71%, with period-end cost of deposits at 0.59%
•Allowance for credit losses strengthened to 1.68% of total loans
•Common Equity Tier 1 capital at 11.68%
Jared Wolff, President & CEO of Banc of California, commented, “Our second quarter was highlighted by our expanding net interest margin, growth in noninterest-bearing deposits, reduction in our deposit costs, and the sustained improvement in operating leverage and core pre-tax, pre-provision earnings. While we continue to build on these elements to enhance franchise value, we are positioned with significant excess capital, healthy reserves and a conservatively underwritten loan portfolio, 66% of which is secured by residential real estate and with limited exposure to higher risk industries. As we help our clients manage through the impact of the pandemic, the current public health and economic crisis has not impeded our overall progress on implementing our strategic initiatives that is building long-term value for shareholders.”
Mr. Wolff continued, “Notably, we also had the opportunity to accelerate our transformation through the restructuring of our agreement with LAFC. Our buyout will save the Company approximately $7 million in annual expenses and enhance our future operating leverage. Given the uncertainty of the economic environment, we intend to remain conservative by protecting capital and building core deposits, although we expect our results in the second half of the year to continue to reflect the increased operating leverage and growing earnings power that we have been building at the Company.”
Lynn Hopkins, Chief Financial Officer of Banc of California, said, “The positioning of our balance sheet entering the pandemic has helped us to effectively manage through this crisis. We continue to have a high level of capital and a loan portfolio that it is heavily weighted towards conservatively underwritten real estate loans with low loan-to-values. While net income was negatively impacted by the one-time costs associated with the restructuring of our partnership with LAFC, we are pleased with the positive trends we experienced throughout most areas of our operations, including a 40 basis point decline in our average cost of total deposits and a 12 basis point increase in our net interest margin from the prior quarter. Notwithstanding our net loss for the quarter of $18.4 million, these positive trends helped drive a 31.7% increase in our adjusted pre-tax pre-provision income of $16.0 million compared to the prior quarter, which excludes the impact of provision for credit losses and certain other non-core income and expenses. We continue to build momentum in our core underlying earnings power and we believe we can continue that progress in the second half of 2020.”

EX 99.1
COVID-19 Operational Update
We continue to operate 25 of our 31 branches as we temporarily consolidated some overlapping areas to ensure an adequate balance between employee and client safety and business continuity to meet our clients' banking needs. We participated in the Paycheck Protection Program (PPP) created by the Coronavirus Aid, Relief, and Economic Security Act (CARES Act), deploying resources to this program in support of our clients and others seeking financial relief under the program. As of June 30, 2020, we estimate we helped businesses that represent an aggregate workforce of more than 25,000 jobs through approvals of $262 million in PPP funds. While we focused on serving existing clients with our high-touch model, we also used our framework to attract new clients and used the PPP to differentiate ourselves by showing how true service can make a meaningful difference. As a result, we added many new clients who are consistent with the type of commercial customers that we target in our traditional business development efforts. During the three months ended June 30, 2020, we collected $7.5 million in fees on PPP loans originated during the quarter, which will be recognized over their estimated life of 9 months. While we have started the loan forgiveness process with a number of clients, we expect this will continue into the first half of next year.

We are also actively engaged with our borrowers seeking payment relief. Refer also to the Credit Quality discussion for details regarding loans that have requested relief under the CARES Act.

Termination of LAFC Agreement
As previously disclosed, during the second quarter, we terminated our naming rights agreements with LAFC, which the Company had entered into in 2017. We incurred a pre-tax, one-time charge to operations of $26.8 million and we expect aggregate pre-tax expense savings of $89 million over the remaining 12 1/2 year life of our former agreements with LAFC, or approximately $7 million per year. The amended agreements allow LAFC to expand its roster of sponsors and partners into categories that were previously exclusive to us under the original agreements. In connection with the termination, we will step away from our naming-rights position on LAFC's soccer stadium, but we will continue to serve as LAFC's primary banking partner, subject to any new sponsor in the financial services space that offers banking services, and remain as a partner on a number of other collaborations. We paid LAFC a $20.1 million termination fee and will not have any continuing payment obligations to LAFC after December 31, 2020.

Income Statement Highlights

	Three Months Ended					Six Months Ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	June 30, 2020	June 30, 2019
	($ in thousands)
Total interest and dividend income	$72,697	$74,714	$83,702	$92,657	$104,040	$147,411	$214,752
Total interest expense	17,382	22,853	27,042	33,742	39,260	40,235	82,164
Net interest income	55,315	51,861	56,660	58,915	64,780	107,176	132,588
Total noninterest income (loss)	5,528	2,061	4,930	3,181	(2,290)	7,589	4,005
Total revenue	60,843	53,922	61,590	62,096	62,490	114,765	136,593
Total noninterest expense	72,770	46,919	47,483	43,240	43,500	119,689	105,749
Pre-tax / pre-provision (loss) income	(11,927)	7,003	14,107	18,856	18,990	(4,924)	30,844
Provision for (reversal of) credit losses	11,826	15,761	(2,976)	38,607	(1,900)	27,587	198
Income tax (benefit) expense	(5,304)	(2,165)	2,811	(5,619)	4,308	(7,469)	7,027
Net (loss) income	$(18,449)	$(6,593)	$14,272	$(14,132)	$16,582	$(25,042)	$23,619

Net (loss) income available to common stockholders(1)	$(21,936)	$(9,694)	$10,415	$(22,722)	$11,909	$(31,630)	$14,555
(1)Balance represents the net (loss) income available to common stockholders after subtracting preferred stock dividends, income allocated to participating securities, participating securities dividends and impact of preferred stock redemption from net (loss) income. Refer to the Statement of Operations for additional detail on these amounts.

EX 99.1
Net interest income
Q2-2020 vs Q1-2020
Net interest income increased $3.5 million to $55.3 million for the second quarter due mostly to lower funding costs and higher average interest-earning assets, offset by a lower yield on average earning assets. Compared to the prior quarter, average interest-earning assets increased by $165.1 million to $7.20 billion, due to higher average securities of $111.0 million and other interest-earning assets of $127.3 million, offset by lower average loans of $73.2 million. The average interest-earning assets growth was funded by higher average noninterest-bearing deposits of $216.4 million and interest-bearing deposits of $251.7 million, offset by lower average FHLB advances of $219.9 million.
The net interest margin increased 12 basis points to 3.09% for the second quarter from 2.97% for the prior quarter. The increase was due to the 42 basis point decline on the average cost of interest-bearing liabilities, outpacing the 21 basis point decline in the average yield on interest-earning assets. The decrease in the average interest-earning asset yield from 4.27% for the first quarter to 4.06% for the second quarter was due to lower yields on most interest-earning asset classes and the change in the mix of interest-earning assets. The lower yields on total loans, securities and other interest-earning assets was due to originating new business and repricing variable rate loans and investments in the lower interest rate environment given the rate cuts by the Federal Reserve in March of 2020. Our average yield on loans declined 8 basis points to 4.48% and our average yield on securities decreased 35 basis points to 2.95%. The second quarter includes $1.7 million of PPP fee income, which increased the net interest margin by 3 basis points. The lower securities yield is due mostly to a 38 basis point decrease in the collateralized loan obligations (CLOs) yield to 3.22% for the second quarter from 3.60% for the first quarter as these CLOs reprice quarterly.
The average cost of funds decreased 39 basis points to 1.03% for the second quarter from 1.41% for the first quarter. This decrease was driven by the lower average cost of interest-bearing liabilities and improved funding mix, including higher average noninterest-bearing deposits. We have reduced our reliance on high cost transaction accounts, non-brokered certificates of deposits, and wholesale funds as we continue to execute on our relationship-focused business banking strategy. The 42 basis point decline in the average cost of interest-bearing liabilities to 1.29% for the second quarter from 1.71% for the first quarter was driven by the lower average cost of interest-bearing deposits. The average cost of interest-bearing deposits declined 48 basis points to 0.93% from the prior quarter due to actively managing down deposit rates in response to the interest rate cuts by the Federal Reserve in March of 2020. Additionally, average noninterest-bearing deposits increased by $216.4 million and represented 23.4% of total average deposits in the second quarter compared to 21.4% of total average deposits for the first quarter. Our total cost of average deposits decreased 40 basis points to 0.71% for the second quarter. The spot rate of total deposits at the end of the second quarter of 2020 was 0.59%.
YTD 2020 vs YTD 2019
Net interest income for the six months ended June 30, 2020 decreased $25.4 million to $107.2 million from $132.6 million for the same 2019 period. This increase was due to lower average interest-earning assets, as a result of targeted sales of securities and loans during 2019, in line with our strategy of remixing the loan portfolio towards relationship based-lending, offset by a higher net interest margin. For the six months ended June 30, 2020, average interest-earning assets declined $2.33 billion to $7.11 billion, and the net interest margin increased 20 basis points to 3.03% for the six months ended June 30, 2020 compared to 2.83% for the same 2019 period.
Our average yield on interest-earning assets decreased 42 basis points to 4.17% for the six months ended June 30, 2020 as compared to 4.59% during the same 2019 period. The decrease in yield was primarily attributable to lower average yields on the loan and securities portfolios, offset by an increased mix of loans versus securities. Our average yield on loans was 4.52% for the six months ended June 30, 2020, compared to 4.78% for the same 2019 period, primarily due to lower market interest rates and a lower percentage of higher-yielding commercial and industrial balances in the portfolio. Our average yield on securities decreased 88 basis points due mostly to CLOs repricing into the lower rate environment and a decrease in average CLO balances.
The average cost of funds decreased to 1.22% for the six months ended June 30, 2020 from 1.86% for the same 2019 period. This decrease was driven by the lower average cost of interest-bearing liabilities and the improved funding mix, including higher average noninterest-bearing deposits. The 61 basis point decline in the average cost of interest-bearing liabilities to 1.50% for the six months ended June 30, 2020 from 2.11% for the same 2019 period was driven by the lower average cost of interest-bearing deposits and the rates paid on our FHLB term advances. The average cost of interest-bearing deposits declined 75 basis points to 1.16% from the prior period due to actively managing down deposit rates in response to the interest rate cuts by the Federal Reserve in March of 2020 and a lower reliance on brokered deposits. Additionally, average noninterest-bearing deposits increased by $213.5 million when compared to the same 2019 period. Our cost of average total deposits decreased 74 basis points to 0.90% for the six months ended June 30, 2020 when compared to the same 2019 period.

EX 99.1
Provision for credit losses
Q2-2020 vs Q1-2020
We recognized a provision for credit losses of $11.8 million during the second quarter, compared to $15.8 million during the first quarter. Our provision for credit losses during the second quarter included $307 thousand related to unfunded commitments, compared to $1.1 million during the first quarter. The second quarter provision for credit losses is comprised of $5.0 million of general reserves and $6.8 million related to specific reserves, primarily related to a previously reported nonaccrual shared national credit. The general provision is due to a continued deterioration in key macro-economic forecast variables, such as unemployment and gross domestic product and loan risk rating downgrades, offset by lower period end loan balances.
YTD 2020 vs YTD 2019
During the six months ended June 30, 2020, we recognized a provision for credit losses of $27.6 million under the CECL model, compared to $198 thousand under the incurred loss model during 2019. Our provision for credit losses included $1.4 million related to unfunded commitments during the six months ended June 30, 2020, compared to provision release of $327 thousand during the six months ended June 30, 2019. The higher provision for credit losses was driven by using the new CECL model, the estimated future impact of the health crisis on our loans, net charge-offs, and increase in specific reserves partially offset by lower period end loan balances of $1.09 billion.
Noninterest income
Q2-2020 vs Q1-2020
Noninterest income increased $3.5 million, or 168%, to $5.5 million for the second quarter. The increase was primarily due to a gain of $2.0 million on the sale of $20.7 million in securities, primarily corporate securities; there were no sales in the prior quarter. In addition, the first quarter included a $1.6 million charge to reflect the reduction in fair value of loans held for sale compared to a $25 thousand increase in the fair value in the second quarter.
YTD 2020 vs YTD 2019
Noninterest income for the six months ended June 30, 2020 increased $3.6 million, or 89.5%, to $7.6 million compared to the prior year. The increase was primarily attributable to (1) a higher net gain on sale of investment securities of $1.8 million, and (2) higher other income of $8.4 million as the second quarter of 2019 included a previously reported $9.6 million unrealized loss from interest rate swap agreements entered into in order to offset variability in the fair value of the Freddie Mac securitization completed during the third quarter of 2019. These increases were partially offset by (1) lower net gain on sale of loans of $4.3 million, (2) a $1.6 million loss due to decreases in the fair value of loans held for sale, and (3) lower customer fees of $629 thousand.

EX 99.1
Noninterest expense
Q2-2020 vs Q1-2020
Noninterest expense increased $25.9 million to $72.8 million for the second quarter compared to the prior quarter. The increase was primarily due to: (i) the aforementioned $26.8 million one-time charge related to the termination of our LAFC naming rights agreements, (ii) a $2.5 million debt extinguishment fee associated with the early repayment of certain FHLB term advances, and (iii) higher salaries and benefits expense of $824 thousand due mostly to higher incentive accruals. These increases were offset by: (i) lower professional fees of $1.4 million as a result of the timing of certain indemnified legal costs and recoveries compared to the prior quarter, (ii) a $2.1 million decrease in loss on investments in alternative energy partnerships, and (iii) a $599 thousand decrease in advertising costs. Total operating costs, defined as noninterest expense adjusted for certain non-core items (refer to section Non-GAAP Measures), decreased $558 thousand to $42.8 million for the second quarter compared to $43.3 million for the prior quarter.
YTD 2020 vs YTD 2019
Noninterest expense for the six months ended June 30, 2020 increased $13.9 million, or 13.2%, to $119.7 million compared to the prior year. The increase was primarily due to: (i) the aforementioned $26.8 million one-time charge related to the termination of our LAFC naming rights agreements, and (ii) a $2.5 million debt extinguishment fee associated with the early repayment of certain FHLB term advances. These increases were offset by: (i) lower professional fees of $2.4 million, due to overall reductions in indemnified legal fees, net of insurance recoveries, (ii) lower consulting fees for bank projects and initiatives, and lower legal expenses related to the now resolved SEC investigation and various other litigations, (iii) lower salaries and benefits expense of $8.2 million resulting from lower headcount, (iv) lower advertising costs of $1.2 million due to reductions in overall events and media spending, and (vi) lower regulatory assessments of $3.4 million due to changes in our asset size and an FDIC assessment credit.

Income taxes
Q2-2020 vs Q1-2020
Income tax benefit totaled $5.3 million for the second quarter resulting in an effective tax benefit rate of 22.3%. This compares to a $2.2 million benefit for the first quarter and an effective tax benefit rate of 24.7%. The full year estimated effective tax rate for 2020 is expected to be approximately 23%.
YTD 2020 vs YTD 2019
Income tax benefit totaled $7.5 million for the six months ended June 30, 2020, representing an effective tax rate of 23.0%, compared to a $7.0 million expense and an effective tax rate of 22.9% for six months ended June 30, 2019.

EX 99.1
Balance Sheet
At June 30, 2020, total assets were $7.77 billion, which represented a linked-quarter increase of $107.5 million. The following table shows selected balance sheet line items as of the dates indicated.

	As of and for the Three Months Ended					Amount Change
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	Q2-20 vs. Q1-20	Q2-20 vs. Q2-19

	($ in thousands)
Total assets	$7,770,138	$7,662,607	$7,828,410	$8,625,337	$9,359,931	$107,531	$(1,589,793)
Securities available-for-sale	$1,176,029	$969,427	$912,580	$775,662	$1,167,687	$206,602	$8,342
Loans held-for-investment	$5,627,696	$5,667,464	$5,951,885	$6,383,259	$6,719,570	$(39,768)	$(1,091,874)
Loans held-for-sale	$19,768	$20,234	$22,642	$23,936	$597,720	$(466)	$(577,952)

Demand deposits	$3,238,202	$2,828,470	$2,622,398	$2,602,011	$2,510,233	$409,732	$727,969
Other core deposits	2,619,502	2,515,703	2,794,769	3,074,936	3,301,080	103,799	(681,578)
Brokered deposits	179,761	218,665	10,000	93,111	480,977	(38,904)	(301,216)
Total Deposits	$6,037,465	$5,562,838	$5,427,167	$5,770,058	$6,292,290	$474,627	$(254,825)
As percentage of total deposits
Demand deposits	53.64%	50.85%	48.32%	45.10%	39.89%	2.79%	13.75%
Other core deposits	43.39%	45.22%	51.50%	53.29%	52.46%	(1.83)%	(9.07)%
Brokered deposits	2.98%	3.93%	0.18%	1.61%	7.64%	(0.95)%	(4.66)%

Average loan yield	4.48%	4.56%	4.71%	4.75%	4.80%	(0.08)%	(0.32)%
Average cost of interest-bearing deposits	0.93%	1.41%	1.57%	1.78%	1.89%	(0.48)%	(0.96)%
Average cost of total deposits	0.71%	1.11%	1.27%	1.48%	1.62%	(0.40)%	(0.91)%
Investments
Securities available-for-sale increased $206.6 million to $1.18 billion at June 30, 2020. This increase was due to $175.2 million in purchases of corporate and government agency securities and lower unrealized net losses of $54.7 million due mostly to credit spreads tightening during the quarter for a positive change on our CLO portfolio pricing, offset by $20.7 million in sales of mainly corporate securities. As of June 30, 2020, our securities portfolio included $668.4 million of CLOs, $306.7 million of agency securities, $57.2 million of municipal securities, and $143.6 million of corporate debt securities. Our CLO portfolio, which is comprised only of AA and AAA rated securities, comprises 56.8% of our securities portfolio and the carrying value includes an unrealized net loss of $35.3 million at June 30, 2020 compared to an unrealized net loss of $80.0 million at March 31, 2020.

EX 99.1
Loans
The following table sets forth the composition, by loan category, of our loan portfolio as of the dates indicated:

	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
	($ in thousands)
Composition of held-for-investment loans
Commercial real estate	$822,694	$810,024	$818,817	$891,029	$856,497
Multifamily	1,434,071	1,466,083	1,494,528	1,563,757	1,598,978
Construction	212,979	227,947	231,350	228,561	209,029
Commercial and industrial	1,436,990	1,578,223	1,691,270	1,789,478	1,951,707
SBA	310,784	70,583	70,981	75,359	80,929
Total commercial loans	4,217,518	4,152,860	4,306,946	4,548,184	4,697,140
Single-family residential mortgage	1,370,785	1,467,375	1,590,774	1,775,953	1,961,065
Other consumer	39,393	47,229	54,165	59,122	61,365
Total consumer loans	1,410,178	1,514,604	1,644,939	1,835,075	2,022,430
Total gross loans	$5,627,696	$5,667,464	$5,951,885	$6,383,259	$6,719,570
Composition percentage of held-for-investment loans
Commercial real estate	14.6%	14.3%	13.8%	14.0%	12.7%
Multifamily	25.5%	25.9%	25.1%	24.5%	23.8%
Construction	3.8%	4.0%	3.9%	3.6%	3.1%
Commercial and industrial	25.5%	27.9%	28.4%	28.0%	29.1%
SBA	5.5%	1.2%	1.2%	1.2%	1.2%
Total commercial loans	74.9%	73.3%	72.4%	71.3%	69.9%
Single-family residential mortgage	24.4%	25.9%	26.7%	27.8%	29.2%
Other consumer	0.7%	0.8%	0.9%	0.9%	0.9%
Total consumer loans	25.1%	26.7%	27.6%	28.7%	30.1%
Total gross loans	100.0%	100.0%	100.0%	100.0%	100.0%
Held-for-investment loans decreased $39.8 million to $5.63 billion from the prior quarter, due mostly to lower single-family residential mortgage loans of $96.6 million, lower commercial and industrial (C&I) loans of $141.2 million, and lower multifamily loans of $32.0 million. The decline in single-family residential is attributed to payoffs as the loans refinance away in the lower rate environment and these proceeds are invested in other core business loans. The decline in C&I loans is primarily in response to strategically reducing certain credit facilities in response to the changed economic landscape and corresponding lower outstanding balances. These decreases were partially offset by a $240.2 million increase in SBA loans, which is attributable to the funding of the loans under the SBA's PPP. As we dedicated resources to processing PPP loans, this tempered other loan production in addition to the impact of the COVID-19 pandemic in the market and we did not experience any significant increase in credit line usage.
We continue to remix our real estate loan portfolio toward relationship-based multifamily, bridge, light infill construction, and commercial real estate loans. Single-family residential mortgage and multifamily loans comprised 49.9% of the total held-for-investment loan portfolio as compared to 53.0% one year ago. Commercial real estate loans comprised 14.6% of the loan portfolio and commercial and industrial loans constituted 25.5%. Currently, loans secured by residential real estate (single-family, multifamily, single-family construction, and warehouse credit facilities) represent approximately 66% of our total loans outstanding.

EX 99.1
The C&I portfolio has limited exposure to certain business sectors undergoing severe stress, as demonstrated by the following (as a percentage of total outstanding C&I loan balances):

	June 30, 2020
	Amount	% of Portfolio
	($ in thousands)
C&I Portfolio by Industry
Finance and insurance (includes Warehouse lending)	$777,015	54%
Real estate and rental leasing	201,630	14%
Gas stations	76,510	5%
Manufacturing	60,128	4%
Healthcare	43,256	3%
Wholesale trade	39,740	3%
Other retail trade	37,699	3%
Television/motion pictures	33,590	2%
Food services	30,216	2%
Professional services	14,975	1%
Transportation	5,363	—%
Accommodations	1,496	—%
All other	115,372	8%
Total	$1,436,990	100%

Deposits
The following table sets forth the composition of our deposits at the dates indicated.

	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
	($ in thousands)
Composition of deposits
Noninterest-bearing checking	$1,391,504	$1,256,081	$1,088,516	$1,107,442	$993,745
Interest-bearing checking	1,846,698	1,572,389	1,533,882	1,503,208	1,577,901
Money market	765,854	575,820	715,479	695,530	800,898
Savings	939,018	877,947	885,246	1,042,162	1,061,115
Non-brokered certificates of deposit	924,630	1,071,936	1,204,044	1,367,284	1,479,137
Brokered certificates of deposit	169,761	208,665	—	54,432	379,494
Total deposits	$6,037,465	$5,562,838	$5,427,167	$5,770,058	$6,292,290
Composition percentage of deposits
Noninterest-bearing checking	23.0%	22.6%	20.1%	19.2%	15.8%
Interest-bearing checking	30.6%	28.3%	28.2%	26.1%	25.1%
Money market	12.7%	10.3%	13.2%	12.0%	12.7%
Savings	15.6%	15.8%	16.3%	18.1%	16.9%
Non-brokered certificates of deposit	15.3%	19.3%	22.2%	23.7%	23.5%
Brokered certificates of deposit	2.8%	3.7%	—%	0.9%	6.0%
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%
Total deposits increased $474.6 million during the second quarter of 2020 to $6.04 billion due to higher noninterest-bearing checking balances of $135.4 million, interest-bearing checking balances of $274.3 million, money market balances of $190.0 million, and savings balances of $61.1 million, offset by lower non-brokered certificates of deposit balances of $147.3 million and brokered certificates of deposit balances of $38.9 million. We continue to focus on growing relationship-based deposits, strategically augmented by wholesale funding, as we proactively reduce our deposit costs in response to the interest rate cuts by the Federal Reserve in March of 2020. Noninterest-bearing deposits totaled $1.39 billion and represented 23.0% of total deposits at June 30, 2020 compared to $1.26 billion and 22.6% at March 31, 2020 and $993.7 million and 15.8% one year ago.

EX 99.1
Debt
Advances from the FHLB decreased $360.8 million, or 37%, to $617.2 million, as of June 30, 2020, due in part to a $90.0 million reduction in overnight borrowings to $0 at June 30, 2020 and a $164.0 million reduction in short-term advances to $213.0 million at June 30, 2020. We repaid a $100.0 million FHLB term advance with weighted average interest rate of 2.07% and incurred a $2.5 million extinguishment fee that is included in other noninterest expense. Additionally, in June 2020 we refinanced $111.0 million of FHLB term advances to take advantage of the rapid decline in market interest rates. As a result of this refinancing, our weighted average effective interest rate on such FHLB term advances changed from 2.81% to 2.02% and the weighted average life extended from 2.52 years to 5.18 years. At the end of the second quarter, FHLB advances included no overnight borrowings, $58.0 million maturing within three months, and $566.0 million maturing beyond three months with a weighted average life of 4.1 years and weighted average interest rate of 2.39%.
Equity
At June 30, 2020, total stockholders’ equity increased by $12.0 million to $847.0 million and tangible common equity increased by $15.0 million to $621.5 million on a linked-quarter basis. The increase in total stockholders’ equity was a result of a lower net accumulated other comprehensive loss of $38.6 million related to the higher fair values of CLOs and other securities available-for-sale, offset by the net loss of $18.4 million, dividends to common and preferred stockholders of $6.6 million, and redemption of preferred stock of $2.6 million. Tangible book value per share increased to $12.37 as of June 30, 2020 from $12.11 at March 31, 2020.
Capital ratios remain strong with total risk-based capital at 16.35% and a tier 1 leverage ratio of 10.56%. The following table sets forth our regulatory capital ratios at June 30, 2020 and the previous four quarters. The interim capital relief related to the adoption of CECL increased the Bank's leverage ratio approximately 12 basis points at June 30, 2020.

	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Capital Ratios(1)
Banc of California, Inc.
Total risk-based capital ratio	16.35%	16.16%	15.90%	14.37%	15.00%
Tier 1 risk-based capital ratio	15.10%	14.91%	14.83%	13.32%	14.03%
Common equity tier 1 capital ratio	11.68%	11.58%	11.56%	10.34%	10.50%
Tier 1 leverage ratio	10.56%	11.20%	10.89%	9.84%	9.62%
Banc of California, NA
Total risk-based capital ratio	18.19%	18.21%	17.46%	15.65%	16.70%
Tier 1 risk-based capital ratio	16.94%	16.96%	16.39%	14.60%	15.73%
Common equity tier 1 capital ratio	16.94%	16.96%	16.39%	14.60%	15.73%
Tier 1 leverage ratio	11.86%	12.67%	12.02%	10.75%	10.80%
(1)June 30, 2020 capital ratios are preliminary.

EX 99.1
Credit Quality

	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Asset quality information and ratios	($ in thousands)
Delinquent loans held-for-investment
30 to 89 days delinquent	$49,810	$56,338	$32,873	$39,122	$34,938
90+ days delinquent	45,384	28,632	24,734	17,220	17,272
Total delinquent loans	$95,194	$84,970	$57,607	$56,342	$52,210
Total delinquent loans to total loans	1.69%	1.50%	0.97%	0.88%	0.78%
Non-performing assets, excluding loans held-for-sale
Non-performing loans	$72,703	$56,471	$43,354	$45,169	$28,499
90+ days delinquent and still accruing loans	—	—	—	—	275
Other real estate owned	—	—	—	—	276
Non-performing assets	$72,703	$56,471	$43,354	$45,169	$29,050
ALL to non-performing loans	124.30%	138.55%	132.97%	139.31%	206.86%
Non-performing loans to total loans held-for-investment	1.29%	1.00%	0.73%	0.71%	0.43%
Non-performing assets to total assets	0.94%	0.74%	0.55%	0.52%	0.31%
Troubled debt restructurings (TDRs)
Performing TDRs	$5,597	$6,100	$6,620	$6,800	$20,245
Non-performing TDRs	20,275	20,852	21,837	14,605	2,428
Total TDRs	$25,872	$26,952	$28,457	$21,405	$22,673
Total delinquent loans increased $10.2 million in the second quarter to $95.2 million at June 30, 2020, due to $43.3 million of additions, offset by $27.6 million returning to current status and $5.5 million of principal payments or payoffs. Our delinquent loans increased due primarily to one lending relationship well-secured by commercial real estate and single-family residential properties totaling $11.5 million. Delinquent loans included primarily legacy single-family residential loans, which accounted for 74% of the balance at quarter end and represented a decrease of $1.1 million quarter over quarter. Excluding delinquent single-family residential loans, delinquent loans totaled $24.9 million, or 0.59% of total loans, excluding single-family residential loans, at June 30, 2020.

Non-performing loans totaled $72.7 million as of June 30, 2020, of which $21.9 million, or 30% of the balance relates to loans in a current payment status. The $16.2 million increase during the second quarter was primarily due to $18.6 million of loans being placed on nonaccrual status, offset by cured loans and payoffs. The quarter-end balance includes three large loan relationships totaling $36.9 million, or 51% of our total nonperforming loans, which consist of one $16.4 million legacy shared national credit, a $9.1 million single-family mortgage residential loan with a loan-to-value ratio of 58%, and an $11.5 million legacy relationship well-secured by commercial real estate and single-family residential properties with an average loan-to-value ratio of 51%. Aside from those three loan relationships, non-performing single-family residential loans totaled $19.4 million and the remaining non-performing loans totaled $16.4 million.
In light of the pandemic, during the quarter we provided support to clients by granting loan deferments or forbearance. As of June 30, 2020, in our single-family residential portfolio, we had 142 loans on active forbearance for $164 million of principal balances, or approximately 12% of this loan portfolio. With respect to the remaining loan portfolio excluding the single-family residential portfolio, as of June 30, 2020, we had 156 active deferments on $440 million of principal balances, or 10% of this portion of the loan portfolio. As with our entire portfolio, we will continue to actively monitor and manage our lending relationships in a manner that supports our clients and protects the Bank.

EX 99.1
Allowance for Credit Losses

	Three Months Ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
	($ in thousands)
Allowance for loan losses (ALL)
Balance at beginning of period	$78,243	$57,649	$62,927	$59,523	$63,885
Adoption of ASU 2016-13 (1)	—	7,609	—	—	—
Loans charged off	—	(2,076)	(2,706)	(35,546)	(2,451)
Recoveries	608	350	106	410	76
Net recoveries (charge-offs)	608	(1,726)	(2,600)	(35,136)	(2,375)
Provision for (reversal of) loan losses	11,519	14,711	(2,678)	38,540	(1,987)
Balance at end of period	90,370	$78,243	$57,649	$62,927	$59,523
Reserve for unfunded loan commitments
Balance at beginning of period	3,888	4,064	4,362	4,295	4,208
Adoption of ASU 2016-13 (1)	—	(1,226)	—	—	—
Provision for credit losses	307	1,050	(298)	67	87
Balance at end of period	4,195	3,888	4,064	4,362	4,295
Allowance for credit losses (ACL)	$94,565	$82,131	$61,713	$67,289	$63,818

ALL to total loans	1.61%	1.38%	0.97%	0.99%	0.89%
ACL to total loans	1.68%	1.45%	1.04%	1.05%	0.95%
Annualized net loan charge-offs (recoveries) to average total loans held-for-investment	(0.04)%	0.12%	0.17%	2.19%	0.13%

Reserve for loss on repurchased loans
Balance at beginning of period	$5,601	$6,201	$6,561	$2,478	$2,486
Initial provision for loan repurchases	—	—	—	4,415	53
Reversal of provision for loan repurchases	(34)	(600)	(360)	(123)	(61)
Utilization of reserve for loan repurchases	—	—	—	(209)	—
Balance at end of period	$5,567	$5,601	$6,201	$6,561	$2,478
(1)Represents the impact of adopting ASU 2016-13, Financial Instruments - Credit Losses on January 1, 2020. As a result of adopting ASU 2016-13, our methodology to compute our allowance for credit losses is based on a current expected credit loss methodology, rather than the previously applied incurred loss methodology.
The allowance for expected credit losses, which includes the reserve for unfunded loan commitments, totaled $94.6 million, or 1.68% of total loans at June 30, 2020 compared to $82.1 million or 1.45% at March 31, 2020. The $12.4 million increase in the allowance for expected credit losses was due to: (i) $6.8 million provided for specific reserves, primarily related to one previously reported nonaccrual shared national credit, (ii) $5.0 million provided for general reserves related to the continued deterioration in key macro-economic forecast variables, offset by the impact of lower loan balances, and (iii) net recoveries of $608 thousand. The ACL coverage of non-performing loans was 130% at June 30, 2020 compared to 145% at March 31, 2020 and 142% at December 31, 2019.

Our ACL methodology and resulting provision continues to be impacted by the current economic uncertainty and volatility caused by the COVID-19 pandemic. Our ACL methodology uses a nationally recognized, third-party model that includes many assumptions based on our historical and peer loss data, our current loan portfolio risk profile including risk ratings, and economic forecasts including macroeconomic variables ("MEVs"). As of June 30, 2020, we used economic forecasts released by our model provider during June 2020. Similar to the late March 2020 forecasts, these June 2020 forecasts reflect the onset of the pandemic, its impact on the MEVs and the future economic recovery. These forecasts published by our model provider have deteriorated since the end of the first quarter, with June baseline unemployment rate forecasts for 2020 and 2021 increasing and real GDP growth rates decreasing. Similar to the first quarter of 2020, we incorporated qualitative factors to account for certain loan portfolio characteristics that are not taken into consideration by our third-party model including underlying strengths and weaknesses in the loan portfolio. As is the case with all estimates, we expect the ACL to be impacted in future periods by economic volatility, changing economic forecasts, and underlying model assumptions, all of which may be better than or worse than our current estimate.

EX 99.1

The Company will host a conference call to discuss its second quarter 2020 financial results at 10:00 a.m. Pacific Time (PT) on Thursday, July 23, 2020. Interested parties are welcome to attend the conference call by dialing (888) 317-6003, and referencing event code 0284271. A live audio webcast will also be available and the webcast link will be posted on the Company’s Investor Relations website at www.bancofcal.com/investor. The slide presentation for the call will also be available on the Company's Investor Relations website prior to the call. A replay of the call will be made available approximately one hour after the call has ended on the Company’s Investor Relations website at www.bancofcal.com/investor or by dialing (877) 344-7529 and referencing event code 10145608.

About Banc of California, Inc.
Banc of California, Inc. (NYSE: BANC) is a bank holding company with approximately $7.8 billion in assets and one wholly-owned banking subsidiary, Banc of California, N.A. (the “Bank”). The Bank has 39 offices including 31 full-service branches located throughout Southern California. Through our dedicated professionals, we provide customized and innovative banking and lending solutions to businesses, entrepreneurs and individuals throughout California. We help to improve the communities where we live and work, by supporting organizations that provide financial literacy and job training, small business support and affordable housing. With a commitment to service and building enduring relationships, we provide a higher standard of banking. We look forward to helping you achieve your goals. For more information, please visit us at www.bancofcal.com.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. In addition to those, statements about the potential effects of the COVID-19 pandemic on the business, financial results and condition of Banc of California, Inc. and its subsidiaries may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond the control of Banc of California, Inc., including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on Banc of California Inc. and its subsidiaries, their customers and third parties. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.
Investor Relations Inquiries:
Banc of California, Inc.
(855) 361-2262
Jared Wolff, (949) 385-8700
Lynn Hopkins, (949) 265-6599

EX 99.1
Banc of California, Inc.
Consolidated Statements of Financial Condition (Unaudited)
(Dollars in thousands)

	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
ASSETS
Cash and cash equivalents	$420,640	$435,992	$373,472	$526,874	$313,850
Securities available-for-sale	1,176,029	969,427	912,580	775,662	1,167,687
Loans held-for-sale	19,768	20,234	22,642	23,936	597,720
Loans held-for-investment	5,627,696	5,667,464	5,951,885	6,383,259	6,719,570
Allowance for loan losses	(90,370)	(78,243)	(57,649)	(62,927)	(59,523)
Federal Home Loan Bank and other bank stock	46,585	57,237	59,420	71,679	76,373
Servicing rights, net	1,753	2,009	2,299	2,407	2,715
Other real estate owned, net	—	—	—	—	276
Premises and equipment, net	125,247	127,379	128,021	128,979	129,227
Investments in alternative energy partnerships, net	26,967	27,347	29,300	27,039	26,633
Goodwill	37,144	37,144	37,144	37,144	37,144
Other intangible assets, net	3,292	3,722	4,151	4,605	5,105
Deferred income tax, net	48,288	63,849	44,906	45,950	42,798
Income tax receivable	13,094	7,198	4,233	4,459	2,547
Bank owned life insurance investment	110,487	110,397	109,819	108,720	108,132
Right of use assets	19,408	20,882	22,540	23,907	24,118
Due from unsettled securities sales	—	—	—	334,769	—
Other assets	184,110	190,569	183,647	188,875	165,559
Total assets	$7,770,138	$7,662,607	$7,828,410	$8,625,337	$9,359,931

LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest-bearing deposits	$1,391,504	$1,256,081	$1,088,516	$1,107,442	$993,745
Interest-bearing deposits	4,645,961	4,306,757	4,338,651	4,662,616	5,298,545
Total deposits	6,037,465	5,562,838	5,427,167	5,770,058	6,292,290
Advances from Federal Home Loan Bank	617,170	978,000	1,195,000	1,650,000	1,825,000
Notes payable, net	173,537	173,479	173,421	173,339	173,257
Reserve for loss on repurchased loans	5,567	5,601	6,201	6,561	2,478
Lease liabilities	20,531	22,075	23,692	25,210	25,457
Accrued expenses and other liabilities	68,909	85,612	95,684	99,181	77,905
Total liabilities	6,923,179	6,827,605	6,921,165	7,724,349	8,396,387
Commitments and contingent liabilities
Preferred stock	185,037	187,687	189,825	189,825	231,128
Common stock	522	520	520	520	520
Common stock, class B non-voting non-convertible	5	5	5	5	5
Additional paid-in capital	632,117	631,125	629,848	628,774	627,306
Retained earnings	85,670	110,640	127,733	120,221	146,039
Treasury stock	(40,827)	(40,827)	(28,786)	(28,786)	(28,786)
Accumulated other comprehensive loss, net	(15,565)	(54,148)	(11,900)	(9,571)	(12,668)
Total stockholders’ equity	846,959	835,002	907,245	900,988	963,544
Total liabilities and stockholders’ equity	$7,770,138	$7,662,607	$7,828,410	$8,625,337	$9,359,931

EX 99.1
Banc of California, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended					Six Months Ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	June 30, 2020	June 30, 2019
Interest and dividend income
Loans, including fees	$63,642	$65,534	$73,930	$80,287	$89,159	$129,176	$179,717
Securities	7,816	7,820	7,812	10,024	12,457	15,636	30,298
Other interest-earning assets	1,239	1,360	1,960	2,346	2,424	2,599	4,737
Total interest and dividend income	72,697	74,714	83,702	92,657	104,040	147,411	214,752
Interest expense
Deposits	10,205	14,611	18,247	22,811	28,598	24,816	60,041
Federal Home Loan Bank advances	4,818	5,883	6,396	8,519	8,289	10,701	17,370
Notes payable and other interest-bearing liabilities	2,359	2,359	2,399	2,412	2,373	4,718	4,753
Total interest expense	17,382	22,853	27,042	33,742	39,260	40,235	82,164
Net interest income	55,315	51,861	56,660	58,915	64,780	107,176	132,588
Provision for (reversal of) credit losses	11,826	15,761	(2,976)	38,607	(1,900)	27,587	198
Net interest income after provision for (reversal of) credit losses	43,489	36,100	59,636	20,308	66,680	79,589	132,390
Noninterest income
Customer service fees	1,224	1,096	1,451	1,582	1,434	2,320	2,949
Loan servicing income	95	75	312	128	121	170	239
Income from bank owned life insurance	591	578	599	588	580	1,169	1,105
Impairment loss on investment securities	—	—	—	(731)	—	—	—
Net gain (loss) on sale of securities available for sale	2,011	—	3	(5,063)	—	2,011	208
Fair value adjustment on loans held for sale	25	(1,586)	30	16	59	(1,561)	60
Net (loss) gain on sale of loans	—	(27)	(863)	4,310	2,767	(27)	4,319
All other income (loss)	1,582	1,925	3,398	2,351	(7,251)	3,507	(4,875)
Total noninterest income (loss)	5,528	2,061	4,930	3,181	(2,290)	7,589	4,005
Noninterest expense
Salaries and employee benefits	24,260	23,436	24,036	25,934	27,506	47,696	55,945
Naming rights termination	26,769	—	—	—	—	26,769	—
Occupancy and equipment	7,090	7,243	7,900	7,767	7,955	14,333	15,641
Professional fees (reimbursement)	4,596	5,964	2,611	1,463	(2,903)	10,560	8,138
Data processing	1,536	1,773	1,684	1,568	1,672	3,309	3,168
Advertising	1,157	1,756	2,227	2,090	2,048	2,913	4,105
Regulatory assessments	725	484	1,854	1,239	2,136	1,209	4,618
Reversal of loan repurchase reserves	(34)	(600)	(360)	(123)	(61)	(634)	(177)
Amortization of intangible assets	430	429	454	500	621	859	1,241
Restructuring expense (reversal)	—	—	1,626	—	(158)	—	2,637
All other expenses	6,408	4,529	4,412	3,742	5,039	10,937	8,838
Total noninterest expense excluding loss (gain) on investments in alternative energy partnerships	72,937	45,014	46,444	44,180	43,855	117,951	104,154
Loss (gain) on investments in alternative energy partnerships	(167)	1,905	1,039	(940)	(355)	1,738	1,595
Total noninterest expense	72,770	46,919	47,483	43,240	43,500	119,689	105,749
(Loss) income from operations before income taxes	(23,753)	(8,758)	17,083	(19,751)	20,890	(32,511)	30,646
Income tax (benefit) expense	(5,304)	(2,165)	2,811	(5,619)	4,308	(7,469)	7,027
Net (loss) income	(18,449)	(6,593)	14,272	(14,132)	16,582	(25,042)	23,619
Preferred stock dividends	3,442	3,533	3,540	3,403	4,308	6,975	8,616
Income allocated to participating securities	—	—	224	—	271	—	153
Participating securities dividends	94	94	93	94	94	188	295
Impact of preferred stock redemption	(49)	(526)	—	5,093	—	(575)	—
Net (loss) income available to common stockholders	$(21,936)	$(9,694)	$10,415	$(22,722)	$11,909	$(31,630)	$14,555

EX 99.1

(Loss) earnings per common share:
Basic	$(0.44)	$(0.19)	$0.21	$(0.45)	$0.23	$(0.63)	$0.29
Diluted	$(0.44)	$(0.19)	$0.20	$(0.45)	$0.23	$(0.63)	$0.29
Weighted average number of common shares outstanding
Basic	50,030,919	50,464,777	50,699,915	50,882,227	50,857,137	50,247,848	50,767,428
Diluted	50,030,919	50,464,777	50,927,978	50,882,227	50,964,956	50,247,848	50,895,190
Dividends declared per common share	$0.06	$0.06	$0.06	$0.06	$0.06	$0.12	$0.19

EX 99.1
Banc of California, Inc.
Selected Financial Data
(Unaudited)

	Three Months Ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Profitability and other ratios of consolidated operations
Return on average assets(1)	(0.96)%	(0.35)%	0.71%	(0.64)%	0.69%
Return on average equity(1)	(8.69)%	(2.89)%	6.20%	(5.83)%	6.91%
Return on average tangible common equity(2)	(13.77)%	(5.44)%	6.46%	(12.49)%	7.43%
Dividend payout ratio(3)	(13.64)%	(31.58)%	28.57%	(13.33)%	26.09%
Net interest spread	2.77%	2.56%	2.65%	2.47%	2.50%
Net interest margin(1)	3.09%	2.97%	3.04%	2.86%	2.86%
Noninterest income (loss) to total revenue(4)	9.09%	3.82%	8.00%	5.12%	(3.66)%
Noninterest income (loss) to average total assets(1)	0.29%	0.11%	0.25%	0.15%	(0.10)%
Noninterest expense to average total assets(1)	3.78%	2.50%	2.37%	1.97%	1.82%
Adjusted noninterest expense to average total assets(1)	2.22%	2.30%	2.41%	2.13%	2.06%
Efficiency ratio(2)(5)	119.60%	87.01%	77.10%	69.63%	69.61%
Adjusted efficiency ratio including the pre-tax effect of investments in alternative energy partnerships(2)(5)	119.55%	86.54%	74.51%	70.00%	67.70%
Average loans held-for-investment to average deposits	98.51%	108.54%	108.50%	105.92%	104.38%
Average securities available-for-sale to average total assets	13.75%	12.60%	10.48%	12.71%	13.58%
Average stockholders’ equity to average total assets	11.04%	12.11%	11.47%	11.06%	10.02%

(1)Ratios are presented on an annualized basis.
(2)The ratios are determined by methods other than in accordance with U.S. generally accepted accounting principles (GAAP). See Non-GAAP measures section for reconciliation of the calculation.
(3)The ratio is calculated by dividing dividends declared per common share by basic earnings per common share.
(4)Total revenue is equal to the sum of net interest income before provision for credit losses and noninterest income (loss).
(5)The ratios are calculated by dividing noninterest expense by the sum of net interest income before provision for credit losses and noninterest income (loss).

EX 99.1
Banc of California, Inc.
Average Balance, Average Yield Earned, and Average Cost Paid
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	June 30, 2020			March 31, 2020			December 31, 2019
	Average		Yield	Average		Yield	Average		Yield
	Balance	Interest	/ Cost	Balance	Interest	/ Cost	Balance	Interest	/ Cost
Interest earning assets
Loans held-for-sale	$19,967	$155	3.12%	$22,273	$220	3.97%	$23,527	$221	3.73%
SFR mortgage	1,416,358	14,187	4.03%	1,532,967	15,295	4.01%	1,689,228	16,788	3.94%
Commercial real estate, multifamily, and construction	2,524,477	29,459	4.69%	2,564,485	30,223	4.74%	2,633,342	32,763	4.94%
Commercial and industrial, SBA, and lease financing	1,706,120	19,392	4.57%	1,613,324	19,157	4.78%	1,821,064	23,381	5.09%
Other consumer	40,697	449	4.44%	47,761	639	5.38%	54,088	777	5.70%
Gross loans and leases	5,707,619	63,642	4.48%	5,780,810	65,534	4.56%	6,221,249	73,930	4.71%
Securities	1,063,941	7,816	2.95%	952,966	7,820	3.30%	833,726	7,812	3.72%
Other interest-earning assets	424,776	1,239	1.17%	297,444	1,360	1.84%	330,950	1,960	2.35%
Total interest-earning assets	7,196,336	72,697	4.06%	7,031,220	74,714	4.27%	7,385,925	83,702	4.50%
Allowance for loan losses	(78,528)			(60,470)			(61,642)
BOLI and noninterest earning assets	622,398			592,192			630,308
Total assets	$7,740,206			$7,562,942			$7,954,591

Interest-bearing liabilities
Savings	$905,997	$2,718	1.21%	$890,830	$3,296	1.49%	$981,346	$3,889	1.57%
Interest-bearing checking	1,710,038	2,186	0.51%	1,520,922	3,728	0.99%	1,546,322	4,234	1.09%
Money market	592,872	850	0.58%	608,926	1,760	1.16%	743,695	2,593	1.38%
Certificates of deposit	1,214,939	4,451	1.47%	1,151,518	5,827	2.04%	1,332,911	7,531	2.24%
Total interest-bearing deposits	4,423,846	10,205	0.93%	4,172,196	14,611	1.41%	4,604,274	18,247	1.57%
FHLB advances	819,166	4,818	2.37%	1,039,055	5,883	2.28%	1,020,478	6,396	2.49%
Securities sold under repurchase agreements	1,024	2	0.79%	—	—	—%	2,223	15	2.68%
Long-term debt and other interest-bearing liabilities	173,977	2,357	5.45%	174,056	2,359	5.45%	174,092	2,384	5.43%
Total interest-bearing liabilities	5,418,013	17,382	1.29%	5,385,307	22,853	1.71%	5,801,067	27,042	1.85%
Noninterest-bearing deposits	1,349,735			1,133,306			1,108,077
Noninterest-bearing liabilities	118,208			128,282			132,698
Total liabilities	6,885,956			6,646,895			7,041,842
Total stockholders’ equity	854,250			916,047			912,749
Total liabilities and stockholders’ equity	$7,740,206			$7,562,942			$7,954,591

Net interest income/spread		$55,315	2.77%		$51,861	2.56%		$56,660	2.65%
Net interest margin			3.09%			2.97%			3.04%

Ratio of interest-earning assets to interest-bearing liabilities	132.82%			130.56%			127.32%
Total deposits	$5,773,581	$10,205	0.71%	$5,305,502	$14,611	1.11%	$5,712,351	$18,247	1.27%
Total funding (1)	$6,767,748	$17,382	1.03%	$6,518,613	$22,853	1.41%	$6,909,144	$27,042	1.55%

(1)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

EX 99.1

	Three Months Ended
	September 30, 2019			June 30, 2019
	Average		Yield	Average		Yield
	Balance	Interest	/ Cost	Balance	Interest	/ Cost
Interest earning assets
Loans held-for-sale	$216,746	$1,894	3.47%	$47,233	$265	2.25%
SFR mortgage	1,866,103	19,179	4.08%	2,059,704	21,390	4.17%
Commercial real estate, multifamily, and construction	2,717,609	33,343	4.87%	3,406,672	39,659	4.67%
Commercial and industrial, SBA, and lease financing	1,840,202	24,970	5.38%	1,872,289	26,940	5.77%
Other consumer	58,652	901	6.09%	59,806	905	6.07%
Gross loans and leases	6,699,312	80,287	4.75%	7,445,704	89,159	4.80%
Securities	1,105,499	10,024	3.60%	1,304,876	12,457	3.83%
Other interest-earning assets	362,613	2,346	2.57%	342,908	2,424	2.84%
Total interest-earning assets	8,167,424	92,657	4.50%	9,093,488	104,040	4.59%
Allowance for loan losses	(55,976)			(63,046)
BOLI and noninterest-earning assets	584,190			580,133
Total assets	$8,695,638			$9,610,575

Interest-bearing liabilities
Savings	1,055,086	4,722	1.78%	1,083,571	4,950	1.83%
Interest-bearing checking	1,511,432	4,483	1.18%	1,580,165	4,554	1.16%
Money market	755,114	3,093	1.63%	853,007	3,902	1.83%
Certificates of deposit	1,750,970	10,513	2.38%	2,537,060	15,192	2.40%
Total interest-bearing deposits	5,072,602	22,811	1.78%	6,053,803	28,598	1.89%
FHLB advances	1,333,739	8,519	2.53%	1,287,121	8,289	2.58%
Securities sold under repurchase agreements	1,922	13	2.68%	2,173	16	2.95%
Long-term debt and other interest-bearing liabilities	174,111	2,399	5.47%	174,161	2,357	5.43%
Total interest-bearing liabilities	6,582,374	33,742	2.03%	7,517,258	39,260	2.09%
Noninterest-bearing deposits	1,047,858			1,034,205
Noninterest-bearing liabilities	103,667			96,179
Total liabilities	7,733,899			8,647,642
Total stockholders’ equity	961,739			962,933
Total liabilities and stockholders’ equity	$8,695,638			$9,610,575

Net interest income/spread		$58,915	2.47%		$64,780	2.50%
Net interest margin			2.86%			2.86%

Ratio of interest-earning assets to interest-bearing liabilities	124.08%			120.97%
Total deposits	$6,120,460	$22,811	1.48%	$7,088,008	$28,598	1.62%
Total funding (1)	$7,630,232	$33,742	1.75%	$8,551,463	$39,260	1.84%

(1)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

EX 99.1

	Six Months Ended
	June 30, 2020			June 30, 2019
	Average		Yield	Average		Yield
	Balance	Interest	/ Cost	Balance	Interest	/ Cost
Interest earning assets
Loans held-for-sale	$21,120	$376	3.58%	$39,340	$493	2.53%
SFR mortgage	1,474,663	29,481	4.02%	2,185,608	45,452	4.22%
Commercial real estate, multifamily, and construction	2,544,480	59,682	4.72%	3,397,241	77,776	4.62%
Commercial and industrial, SBA, and lease financing	1,659,722	38,550	4.67%	1,896,122	54,175	5.76%
Other consumer	44,229	1,087	4.94%	61,174	1,821	6.00%
Gross loans and leases	5,744,214	129,176	4.52%	7,579,485	179,717	4.78%
Securities	1,008,454	15,636	3.12%	1,526,959	30,298	4.00%
Other interest-earning assets	361,110	2,599	1.45%	332,424	4,737	2.87%
Total interest-earning assets	7,113,778	147,411	4.17%	9,438,868	214,752	4.59%
Allowance for credit losses	(69,499)			(62,488)
BOLI and noninterest earning assets	607,296			577,858
Total assets	$7,651,575			$9,954,238

Interest-bearing liabilities
Savings	898,414	6,013	1.35%	1,142,360	10,429	1.84%
Interest-bearing checking	1,615,480	5,915	0.74%	1,567,575	9,079	1.17%
Money market	600,899	2,610	0.87%	870,177	8,031	1.86%
Certificates of deposit	1,183,229	10,278	1.75%	2,758,789	32,502	2.38%
Total interest-bearing deposits	4,298,022	24,816	1.16%	6,338,901	60,041	1.91%
FHLB advances	929,110	10,701	2.32%	1,354,238	17,370	2.59%
Securities sold under repurchase agreements	512	2	0.79%	2,261	34	3.03%
Long-term debt and other interest-bearing liabilities	174,017	4,716	5.45%	174,195	4,719	5.46%
Total interest-bearing liabilities	5,401,661	40,235	1.50%	7,869,595	82,164	2.11%
Noninterest-bearing deposits	1,241,521			1,028,008
Noninterest-bearing liabilities	123,244			96,801
Total liabilities	6,766,426			8,994,404
Total stockholders’ equity	885,149			959,834
Total liabilities and stockholders’ equity	$7,651,575			$9,954,238

Net interest income/spread		$107,176	2.67%		$132,588	2.48%
Net interest margin			3.03%			2.83%

Ratio of interest-earning assets to interest-bearing liabilities	131.70%			119.94%
Total deposits	$5,539,543	$24,816	0.90%	$7,366,909	$60,041	1.64%
Total funding (1)	$6,643,182	$40,235	1.22%	$8,897,603	$82,164	1.86%

(1)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

EX 99.1
Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures
(Dollars in thousands, except per share data)
(Unaudited)

Under Item 10(e) of SEC Regulation S-K, public companies disclosing financial measures in filings with the SEC that are not calculated in accordance with GAAP must also disclose, along with each non-GAAP financial measure, certain additional information, including a presentation of the most directly comparable GAAP financial measure, a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure, as well as a statement of the reasons why the company's management believes that presentation of the non-GAAP financial measure provides useful information to investors regarding the company's financial condition and results of operations and, to the extent material, a statement of the additional purposes, if any, for which the company's management uses the non-GAAP financial measure.
Return on average tangible common equity and efficiency ratio, as adjusted, tangible common equity, tangible common equity to tangible assets, tangible common equity per common share, and pre-tax pre-provision income constitute supplemental financial information determined by methods other than in accordance with GAAP. These non-GAAP measures are used by management in its analysis of the Company's performance.
Tangible common equity is calculated by subtracting preferred stock, goodwill, and other intangible assets from stockholders' equity. Tangible assets is calculated by subtracting goodwill and other intangible assets from total assets. Banking regulators also exclude goodwill and other intangible assets from stockholders' equity when assessing the capital adequacy of a financial institution.
Adjusted efficiency ratio is calculated by subtracting loss on investments in alternative energy partnerships from noninterest expense and adding total pre-tax return, which includes the loss on investments in alternative energy partnerships, to the sum of net interest income and noninterest income (total revenue). Pre-tax pre-provision income is calculated by adding total revenue and subtracting noninterest expense. Management believes the presentation of these financial measures adjusting the impact of these items provides useful supplemental information that is essential to a proper understanding of the final results and operating performance of the Company.
This disclosure should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.
The following tables provide reconciliations of the non-GAAP measures with financial measures defined by GAAP.

EX 99.1

	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Tangible common equity, and tangible common equity to tangible assets ratio
Total assets	$7,770,138	$7,662,607	$7,828,410	$8,625,337	$9,359,931
Less goodwill	(37,144)	(37,144)	(37,144)	(37,144)	(37,144)
Less other intangible assets	(3,292)	(3,722)	(4,151)	(4,605)	(5,105)
Tangible assets(1)	$7,729,702	$7,621,741	$7,787,115	$8,583,588	$9,317,682

Total stockholders' equity	$846,959	$835,002	$907,245	$900,988	$963,544
Less goodwill	(37,144)	(37,144)	(37,144)	(37,144)	(37,144)
Less other intangible assets	(3,292)	(3,722)	(4,151)	(4,605)	(5,105)
Tangible equity(1)	806,523	794,136	865,950	859,239	921,295
Less preferred stock	(185,037)	(187,687)	(189,825)	(189,825)	(231,128)
Tangible common equity(1)	$621,486	$606,449	$676,125	$669,414	$690,167

Total stockholders' equity to total assets	10.90%	10.90%	11.59%	10.45%	10.29%
Tangible equity to tangible assets(1)	10.43%	10.42%	11.12%	10.01%	9.89%
Tangible common equity to tangible assets(1)	8.04%	7.96%	8.68%	7.80%	7.41%

Common shares outstanding	49,750,958	49,593,077	50,413,681	50,406,763	50,397,769
Class B non-voting non-convertible common shares outstanding	477,321	477,321	477,321	477,321	477,321
Total common shares outstanding	50,228,279	50,070,398	50,891,002	50,884,084	50,875,090

Tangible common equity per common share(1)	$12.37	$12.11	$13.29	$13.16	$13.57
Book value per common share	$13.18	$12.93	$14.10	$13.98	$14.40
(1)Non-GAAP measure.

EX 99.1
Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Return on tangible common equity
Average total stockholders' equity	$854,250	$916,047	$912,749	$961,739	$962,933
Less average preferred stock	(185,471)	(189,607)	(189,824)	(213,619)	(231,128)
Less average goodwill	(37,144)	(37,144)	(37,144)	(37,144)	(37,144)
Less average other intangible assets	(3,574)	(4,003)	(4,441)	(4,935)	(5,503)
Average tangible common equity(1)	$628,061	$685,293	$681,340	$706,041	$689,158

Net (loss) income	$(18,449)	$(6,593)	$14,272	$(14,132)	$16,582
Less preferred stock dividends and impact of preferred stock redemption	(3,393)	(3,007)	(3,540)	(8,496)	(4,308)
Add amortization of intangible assets	430	429	454	500	621
Less tax effect on amortization and impairment of intangible assets	(90)	(90)	(95)	(105)	(130)
Net (loss) income available to common stockholders(1)	$(21,502)	$(9,261)	$11,091	$(22,233)	$12,765

Return on average equity	(8.69)%	(2.89)%	6.20%	(5.83)%	6.91%
Return on average tangible common equity(1)	(13.77)%	(5.44)%	6.46%	(12.49)%	7.43%

Statutory tax rate utilized for calculating tax effect on amortization of intangible assets	21.00%	21.00%	21.00%	21.00%	21.00%

	Three Months Ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Adjusted efficiency ratio including the pre-tax effect of investments in alternative energy partnerships
Noninterest expense	$72,770	$46,919	$47,483	$43,240	$43,500
(Loss) gain on investments in alternative energy partnerships	167	(1,905)	(1,039)	940	355
Total noninterest expense excluding loss (gain) on investments in alternative energy partnerships(1)	$72,937	$45,014	$46,444	$44,180	$43,855

Net interest income	$55,315	$51,861	$56,660	$58,915	$64,780
Noninterest income	5,528	2,061	4,930	3,181	(2,290)
Total revenue	60,843	53,922	61,590	62,096	62,490
Tax credit from investments in alternative energy partnerships	—	—	1,689	77	1,680
Deferred tax expense on investments in alternative energy partnerships	—	—	(177)	(8)	(176)
Tax effect on tax credit and deferred tax expense	—	—	267	7	426
(Loss) gain on investments in alternative energy partnerships	167	(1,905)	(1,039)	940	355
Total pre-tax adjustments for investments in alternative energy partnerships	167	(1,905)	740	1,016	2,285
Adjusted total revenue(1)	$61,010	$52,017	$62,330	$63,112	$64,775
Efficiency ratio(1)	119.60%	87.01%	77.10%	69.63%	69.61%
Adjusted efficiency ratio including the pre-tax effect of investments in alternative energy partnerships(1)	119.55%	86.54%	74.51%	70.00%	67.70%
Effective tax rate utilized for calculating tax effect on tax credit and deferred tax expense	22.90%	24.03%	15.00%	9.36%	22.07%
(1)Non-GAAP measure.

EX 99.1
Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Total noninterest income	$5,528	$2,061	$4,930	$3,181	$(2,290)
Adjustments for non-core items:
Net (gain) loss on securities available for sale	(2,011)	—	(3)	5,794	—
Fair value adjustment on loans held for sale	(25)	1,586	(30)	(16)	(59)
Total non-core adjustments - noninterest income	(2,036)	1,586	(33)	5,778	(59)
Adjusted noninterest income(1)	$3,492	$3,647	$4,897	$8,959	$(2,349)

Total noninterest expense	$72,770	$46,919	$47,483	$43,240	$43,500
Adjustments for non-core items:
Naming rights termination	(26,769)	—	—	—	—
Extinguishment of debt	(2,515)	—	—	—	—
Data processing	—	—	—	—	(797)
Professional fees (recoveries)	(875)	(1,678)	3,557	2,615	6,214
Restructuring (expense) reversal	—	—	(1,626)	—	158
Other expenses	—	—	—	(131)	—
Total non-core adjustments - noninterest expense	(30,159)	(1,678)	1,931	2,484	5,575
(Loss) gain on investments in alternative energy partnerships	167	(1,905)	(1,039)	940	355
Total adjustments - noninterest expense	(29,992)	(3,583)	892	3,424	5,930
Adjusted noninterest expense(1)	$42,778	$43,336	$48,375	$46,664	$49,430

	Three Months Ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Net interest income	$55,315	$51,861	$56,660	$58,915	$64,780
Noninterest income	5,528	2,061	4,930	3,181	(2,290)
Total revenue	60,843	53,922	61,590	62,096	62,490
Noninterest expense	72,770	46,919	47,483	43,240	43,500
Pre-tax pre-provision income(1)	$(11,927)	$7,003	$14,107	$18,856	$18,990

Net interest income	$55,315	$51,861	$56,660	$58,915	$64,780
Noninterest income	5,528	2,061	4,930	3,181	(2,290)
Total non-core adjustments - noninterest income	(2,036)	1,586	(33)	5,778	(59)
Adjusted noninterest income(1)	3,492	3,647	4,897	8,959	(2,349)
Total revenue	58,807	55,508	61,557	67,874	62,431
Noninterest expense	72,770	46,919	47,483	43,240	43,500
Total adjustments - noninterest expense	(29,992)	(3,583)	892	3,424	5,930
Adjusted noninterest expense(1)	42,778	43,336	48,375	46,664	49,430
Adjusted pre-tax pre-provision income(1)	$16,029	$12,172	$13,182	$21,210	$13,001

(1)Non-GAAP measure.